Exhibit 10(f)

2007 Annual Incentive Program Summary

Magellan’s 2007 annual incentive program is a discretionary bonus program established by the Compensation Committee of the Board of Directors to encourage individual activities that will improve the overall financial and operational performance of Magellan Midstream Partners, L.P. The 2007 program payout will be based on a combination of partnership performance and individual performance.

A “Funding Metric” has been established that sets a floor of performance for the partnership below which no payout for any metric will be made. This mechanism reflects the view of management and the Compensation Committee that it is inappropriate to pay bonuses if the overall cash generation of Magellan drops significantly. The program also has other performance metrics that are used to measure profitability, safety and environmental stewardship.

Specific goals for levels of achievement have been set for each metric. Payouts under the plan begin after the threshold level of performance is achieved and the maximum payout occurs if results reach the stretch targets.

Payouts at the target performance level are based on a percentage of employee eligible earnings. Eligible earnings include regular base pay and eligible overtime pay for the period in which an employee is a participant in the plan, including, but not limited to, hours worked during a normal workday, PTO, short term disability, holiday pay, jury duty pay, bereavement pay, and shift differentials. An employee hired during the calendar year that receives a paycheck on the final pay period of that year will receive a prorated bonus. Employees on military leave are also eligible for an award.

If target performance is achieved, 100% of the calculated payout based on the percentages shown above is eligible to be paid under the program. If stretch performance is achieved, 200% of the calculated payout is eligible to be paid. If threshold or lower is achieved, 0% of the calculated payout is eligible to be paid. The calculated payout percentage for performance between threshold and target, or between target and stretch, will be interpolated. Fifty percent (50%) of the eligible payout is subject to a personal performance adjustment.

Eligible employees begin participating in the program on the first day of employment. To be eligible to receive an award, an employee must be employed during the calendar year including the last day of the calendar year and through the time the award is actually paid. Exceptions to this requirement will be made where a participant’s employment is terminated as a result of retirement, death or the participant becomes eligible for long-term disability. Such employees will be eligible for a prorated award based on the portion of the year worked prior to the employment termination or disability event. A participant whose employment is terminated anytime prior to the distribution of the award under any other circumstances is not eligible for an award.

After the eligible payout is determined based on company metrics results, an adjustment may be made based on the employee’s individual performance. This adjustment, if applied, would adjust 50% of an employee’s eligible incentive payout based on management’s assessment of the employee’s performance on individual goals and the employee’s performance of job responsibilities. This adjustment can range from 0% to 200% of the 50% amount that is subject to the personal performance adjustment.

2007 Annual Incentive Program Metrics

Funding Metric

($ in Millions)

Metric	Threshold
EBITDA less Maintenance Capital	Funding occurs at greater than or equal to $285(1)

Performance Metrics

($ in Millions)

Metric	Weight	Threshold	Target	Stretch
Financial –
EBITDA less Maintenance Capital	75%	$285	$324	$355

Environmental(2) –
High Consequence Releases	15%	5	3	1

Safety(3) –
OSHA Recordable Incident Rate (IR)	10%	1.30	1.17	1.04

(1)	Management believes that if overall company performance drops below this level that a payout would not be appropriate for any metric. Actual 2006 EBITDA less Maintenance Capital was $316 million.

(2)

If a fatality occurs as a result of a release or any one high consequence release exceeds or is estimated to exceed $2.5 million in cleanup and third party damage expenses, the environmental metric will automatically be zero percent and therefore receive no payout.

(3)	If a fatality occurs related to Magellan’s operations, the Safety metric will automatically be zero percent and therefore receive no payout.

Metric Adjustments

If an acquisition occurs during the year, the financial metric will be adjusted to reflect the economics used to obtain approval of the acquisition. The Environmental and Safety metrics will not be adjusted until the new locations have a full year to become compliant with Magellan’s SIP policies and procedures. New internal growth projects approved within a plan year will not change the metric targets for the plan year since these projects generally require several months to complete.